[LETTERHEAD OF TRENTON SAVINGS BANK FSB]

FOR IMMEDIATE RELEASE
June 23, 1997

Contact:       Robert C. Hollenbeck, Vice President
Telephone:     (609) 844-3106

Trenton Savings Bank Completes Reorganization
---------------------------------------------

Lawrenceville, NJ -- Trenton Savings Bank (NASDAQ: TSBS) announced today that it has completed its reorganization into a two-tier mutual holding company. Pursuant to the reorganization, Trenton Savings Bank will now operate as a wholly-owned subsidiary of Peoples Bancorp, Inc., a federal corporation. Each share of Trenton Savings Bank's outstanding common stock will be automatically converted into one share of Peoples Bancorp, Inc. common stock.

     Wendell T. Breithaupt, President and Chief Executive Officer of the Bank, and Peoples Bancorp, Inc. stated, "We are extremely pleased to have established this mid-tier stock holding company. We believe that through Peoples Bancorp, Inc. we will be better positioned to take advantage of business opportunities that may arise. The increased flexibility will benefit all our stockholders and help enhance stockholder value."

     The common stock of Peoples Bancorp, Inc. will be alphabetically listed under the letter "P" in all newspaper stock listings. The formal, four letter, ticker symbol for the NASDAQ
National Market will remain TSBS.

     Trenton Savings Bank has assets in excess of $630 million, and operates 14 branch offices throughout Mercer, Burlington, and Ocean Counties, New Jersey.